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                                                                      EXHIBIT 23



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
OSI Pharmaceuticals, Inc.


We consent to incorporation by reference in the registration statements on Forms S-3 (No. 333-12593 and No. 333-2451) and on Forms S-8 (No. 333-06861, No.
33-64713, No. 33-60182, No. 33-38443, No. 33-8980 and No. 333-39509) of OSI
Pharmaceuticals, Inc. of our report dated December 4, 1998, relating to the consolidated balance sheets of OSI Pharmaceuticals, Inc. and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1998, which report appears in the September 30, 1998 annual report on Form 10-K of OSI Pharmaceuticals, Inc.



                                  /s/  KPMG PEAT MARWICK LLP



Melville, New York
December 21, 1998